Exhibit 23.4

CONSENT OF MAURIE MARKS

The undersigned hereby states as follows:

I, Maurie Marks, assisted with the preparation of the “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of March 12, 2024 for Vista Gold Corp. (the “Company”), portions of which are summarized (the “Summary Material”) in the Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-3 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K and in the Registration Statements under the heading “Experts”.

/s/ Maurie Marks
Name: Maurie Marks

Date: October 17, 2024